EXHIBIT 99.2
For Release: 11/09/2009
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the third quarter 2009
(All dollars are in thousands, except per share amounts, unless otherwise noted)

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations (including changes resulting from new laws, such as any new laws enacted to implement the Administration’s 2010 budget proposals as they relate to FFELP), which may reduce the volume, average term, special allowance payments, and yields on student loans under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”) or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this Supplement. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this Supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$162,786	177,202	305,806	529,558	980,724
Amortization of loan premiums and deferred
origination costs	(19,531)	(16,789)	(21,338)	(54,971)	(69,584)
Investment interest	1,943	2,776	9,118	8,810	29,914
Total interest income	145,198	163,189	293,586	483,397	941,054

Interest expense:
Interest on bonds and notes payable	76,016	106,082	234,016	328,600	791,621

Net interest income	69,182	57,107	59,570	154,797	149,433
Less provision for loan losses	7,500	8,000	7,000	23,000	18,000

Net interest income after provision
for loan losses	61,682	49,107	52,570	131,797	131,433

Other income (expense):
Loan and guaranty servicing revenue	26,006	28,803	29,691	81,280	78,173
Tuition payment processing and campus commerce revenue	12,987	11,848	11,863	40,373	35,980
Enrollment services revenue	30,670	28,747	29,858	88,188	83,148
Software services revenue	4,600	6,119	5,159	16,424	19,342
Other income	11,094	11,527	5,408	39,483	17,787
Gain (loss) on sale of loans, net	8,788	(196)	—	8,386	(47,426)
Derivative market value, foreign currency,
and put option adjustments	2,826	(34,013)	6,085	(36,067)	(35,521)
Derivative settlements, net	4,914	9,535	789	38,807	45,989
Total other income	101,885	62,370	88,853	276,874	197,472

Operating expenses:
Salaries and benefits	37,810	40,180	44,739	116,216	142,131
Cost to provide enrollment services	20,323	18,092	17,904	56,208	48,062
Other expenses	29,217	33,299	34,428	92,914	101,682
Amortization of intangible assets	5,312	5,785	6,598	17,251	19,719
Impairment expense	—	—	—	—	18,834
Total operating expenses	92,662	97,356	103,669	282,589	330,428

Income (loss) before income taxes	70,905	14,121	37,754	126,082	(1,523)

Income tax expense	(24,501)	(5,918)	(13,969)	(46,020)	(1,793)

Income (loss) from continuing operations	46,404	8,203	23,785	80,062	(3,316)

Income from discontinued operations, net of tax	—	—	—	—	981

Net income (loss)	$46,404	8,203	23,785	80,062	(2,335)

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.93	0.16	0.48	1.60	(0.07)
Income from discontinued operations, net of tax	—	—	—	—	0.02
Net income (loss)	$0.93	0.16	0.48	1.60	(0.05)
Weighted average shares outstanding	49,611,423	49,534,413	49,176,436	49,432,165	49,109,340

Condensed Consolidated Balance Sheets

	As of	As of	As of
	September 30,	December 31,	September 30,
	2009	2008	2008
	(unaudited)		(unaudited)

Assets:
Student loans receivable, net	$23,764,263	25,413,008	26,376,269
Student loans receivable - held for sale	1,627,794	—	—
Cash and cash equivalents	334,293	189,847	325,007
Restricted cash and investments	849,419	1,158,257	1,129,874
Goodwill	175,178	175,178	175,178
Intangible assets, net	59,803	77,054	83,565
Other assets	781,112	841,553	880,122
Total assets	$27,591,862	27,854,897	28,970,015

Liabilities:
Bonds and notes payable	$26,586,093	26,787,959	28,004,835
Other liabilities	277,695	423,712	355,450
Total liabilities	26,863,788	27,211,671	28,360,285

Shareholders' equity	728,074	643,226	609,730

Total liabilities and shareholders' equity	$27,591,862	27,854,897	28,970,015

Overview

The Company is an education planning and financing company focused on providing quality products and services to students, families, schools, and financial institutions nationwide. The Company is a vertically-integrated organization that offers a broad range of products and services to its customers throughout the education life cycle.

Focused on long term organic growth, the Company earns its revenues from fee generating businesses related to its diversified education finance and service operations and from net interest income on its portfolio of student loans.

The Company has certain business objectives in place for 2009 that include:

•	Grow and diversify revenue from fee generating businesses
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Eliminate exposure to liquidity risk and unfunded debt burden

Achieving these business objectives has impacted the financial condition and operating results of the Company during the three and nine months ended September 30, 2009. In addition, legislation concerning the student loan industry has impacted and will continue to impact the financial condition and operating results of the Company. Each of these items are discussed below.

Grow and Diversify Revenue from Fee Generating Businesses

In recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. As shown below, revenue earned from businesses less dependent upon the FFEL Program has grown $5.4 million (17.3%) for the three months ended September 30, 2009 compared to the same period in 2008, and $17.0 million (19.0%) for the nine months ended September 30, 2009 compared to the same period in 2008.

	Three months ended September 30,
	2009	2008	$ Change	% Change

Tuition Payment Processing and Campus Commerce	$12,987	11,863	1,124
Enrollment Services - Lead Generation	23,595	19,313	4,282

	36,582	31,176	$5,406	17.3%

Enrollment Services - Other	7,075	10,545
Student Loan and Guaranty Servicing	27,353	30,769
Software and Technical Services	3,634	4,217

Total revenue from fee generating businesses	$74,644	76,707

	Nine months ended September 30,
	2009	2008	$ Change	% Change

Tuition Payment Processing and Campus Commerce	$40,373	35,980	4,393
Enrollment Services - Lead Generation	66,374	53,719	12,655

	106,747	89,699	$17,048	19.0%

Enrollment Services - Other	21,814	29,466
Student Loan and Guaranty Servicing	85,190	81,624
Software and Technical Services	13,658	15,828

Total revenue from fee generating businesses	$227,409	216,617

Department of Education Servicing Contract

In June 2009, the Department of Education named the Company as one of four private sector servicers awarded a servicing contract to service all federally-owned student loans, including FFELP loans purchased by the Department pursuant to ECASLA. Beginning in August 2010, the contract will also cover the servicing on new loans originated under the Direct Loan Program. Servicing volume will initially be allocated by the Department to servicers awarded a contract, and performance factors such as customer satisfaction levels and default rates will determine volume allocations over time. The contract spans five years with one, five-year renewal option. Servicing loans under this contract will further diversify the Company’s revenue and customer base.

The Company began servicing loans and recognized approximately $30,000 of revenue under this contract in September 2009. As of September 30, 2009 and October 31, 2009, the Company was servicing approximately $177 million and $2.5 billion, respectively, of loans under the Department’s servicing contract, which includes approximately $12 million and $740 million, respectively, of loans not previously serviced by the Company that were sold by third parties to the Department as part of the ECASLA Purchase Program.

Manage Operating Costs

The Company has continued to focus on managing costs and gaining efficiencies and continued benefits from prior restructuring activities. As shown below, excluding the cost to provide enrollment services and restructuring and impairment charges, operating expenses decreased $16.8 million (19.5%) and $36.7 million (14.3%) for the three and nine months ended September 30, 2009 compared to the same periods in 2008 and decreased $7.0 million (9.2%) for the three months ended September 30, 2009 compared to the three month period ended June 30, 2009.

Operating Expenses

	Three months ended
	September 30, 2009	September 30, 2008	$ Change	% Change

Salaries and benefits	$36,398	44,739	(8,341)	(18.6	) %
Other expenses	32,601	41,026	(8,425)	(20.5)
Operating expenses, excluding the cost
to provide enrollment services and
restructure and impairment expenses	68,999	85,765	$(16,766)	(19.5	) %
Cost to provide enrollment services	20,323	17,904
Restructure expense	3,340	—
Impairment expense	—	—
Total operating expenses	$92,662	103,669

	Three months ended
	September 30, 2009	June 30, 2009	$ Change	% Change

Salaries and benefits	$36,398	38,699	(2,301)	(5.9	) %
Other expenses	32,601	37,277	(4,676)	(12.5)
Operating expenses, excluding the cost
to provide enrollment services and
restructure and impairment expenses	68,999	75,976	$(6,977)	(9.2	) %
Cost to provide enrollment services	20,323	18,092
Restructure expense	3,340	3,288
Impairment expense	—	—
Total operating expenses	$92,662	97,356

	Nine months ended
	September 30, 2009	September 30, 2008	$ Change	% Change

Salaries and benefits	$113,323	136,422	(23,099)	(16.9	) %
Other expenses	106,430	120,003	(13,573)	(11.3)
Operating expenses, excluding the cost
to provide enrollment services and
restructure and impairment expenses	219,753	256,425	$(36,672)	(14.3	) %
Cost to provide enrollment services	56,208	48,062
Restructure expense	6,628	7,107
Impairment expense	—	18,834
Total operating expenses	$282,589	330,428

Maximize the Value of Existing Portfolio

Fixed rate floor income

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) for the three and nine months ended September 30, 2009 was 1.27% and 1.10%, respectively, compared to 1.04% and 1.02% for the same periods in 2008. During the three and nine months ended September 30, 2009, loan interest income includes $39.3 million (62 basis points of spread contribution) and $106.6 million (57 basis points), respectively, of fixed rate floor income compared to $10.0 million (15 basis points) and $29.4 million (15 basis points) during the same periods in 2008. The increase in fixed rate floor income is due to lower interest rates in 2009 compared to the same periods in 2008.

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time. The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan. The Company generally finances its student loan portfolio with variable rate debt. In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline. In these interest rate environments, the Company earns additional spread income that it refers to as floor income. For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

As of September 30, 2009, the Company had $19.7 billion of notes issued under asset-backed securitizations that primarily reprice at a fixed spread to three month LIBOR and are structured to substantially match the maturity of the funded assets. These notes fund FFELP student loans that are predominantly set based on a spread to three month commercial paper. Based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from these transactions will be approximately $1.35 billion as detailed below. These cash flows consist of net spread and servicing and administrative revenue in excess of estimated cost. The Company expects the future cash flow would correspond to earnings when excluding the amortization of loan premiums and deferred origination costs, potential derivative activity used by the Company to hedge the portfolio, and other portfolio management and administrative costs. Because the Company does not use gain-on-sale accounting when issuing asset-backed securitizations, the future earnings of these transactions are not yet reflected in the Company’s consolidated financial statements.

Eliminate Exposure to Liquidity Risk and Unfunded Debt Burden

Reducing Liquidity Risk

The Company had a FFELP warehouse facility that was due to expire in May 2010 that provided for formula-based advance rates based on current market conditions, which required equity support to be posted to the facility under certain circumstances. As of December 31, 2008, the Company had $1.6 billion of student loans in this facility, $1.4 billion borrowed under the facility, and $280.6 million in cash posted as equity funding support for the facility. During 2009, the Company has reduced its liquidity exposure under this facility as a result of the following transactions:

•	In March 2009, the Company completed a $294.6 million asset-backed securitization and refinanced loans previously financed in the facility

•	In June 2009, the Company accessed the Department’s Conduit Program and refinanced loans previously financed in the facility

•
In August 2009, the Company entered into a new $500.0 million FFELP warehouse facility that expires in August 2012. In August 2009, the Company utilized the new warehouse facility to refinance all remaining loans in the old warehouse facility. Refinancing these loans allowed the Company to terminate the prior facility and withdraw all remaining equity funding support.

In October 2009, the Company completed an asset-backed securities transaction of $434.0 million. The Company used the proceeds from the sale of these notes to purchase student loans that were previously financed in the new FFELP warehouse facility and certain other existing asset-backed securitizations. As of November 6, 2009, $179.1 million was outstanding under the new FFELP warehouse and $320.9 million was available for future use.

Debt Repurchases

During 2009, the Company repurchased outstanding debt as summarized below. Any gains (losses) recorded by the Company from the repurchase of debt are included in “other income” on the Company’s consolidated statements of operations.

	5.125% Senior Notes due 2010			Junior Subordinated Hybrid Securities			Asset-backed securities
	Notional	Purchase	Gain	Notional	Purchase	Gain	Notional	Purchase	Gain
	amount	price	(loss)	amount	price	(loss)	amount	price	(loss)
Three months ended:
March 31, 2009	$34,866	26,791	8,075	—	—	—	—	—	—
June 30, 2009	35,520	31,080	4,440	1,750	350	1,400	1,100	1,078	22
September 30, 2009	137,898	138,505	(607)	—	—	—	44,950	39,095	5,855

Nine months ended September 30, 2009	208,284	196,376	11,908	1,750	350	1,400	46,050	40,173	5,877

Subsequent to September 30, 2009
through November 9, 2009	—	—	—	—	—	—	140,200	126,159	14,041

Total debt repurchased	$208,284	196,376	11,908	1,750	350	1,400	186,250	166,332	19,918

Balance as of September 30, 2009	$66,716			$198,250

Legislation

ECASLA

In August 2008, the Department implemented the Loan Purchase Commitment Program and the Loan Purchase Participation Program pursuant to ECASLA. During the three months ended September 30, 2009, the Company sold $427.7 million of student loans to the Department under the Purchase Program, resulting in a gain of $9.7 million. As of September 30, 2009, the Company had $1.9 billion of FFELP loans funded using the Participation Program, of which $1.6 billion are 2008-2009 academic year loans and are classified as held for sale on the Company’s consolidated balance sheet. These loans were sold to the Department under its Purchase Program in October 2009. Upon selling the $1.6 billion of loans held for sale, the Company recognized a gain of $26.9 million in October 2009. The Company plans to continue to use the Participation Program to fund certain loans originated for the 2009-2010 academic year. Gains recorded by the Company related to loans sold to the Department under the Purchase Program will vary, as with all loan sales, dependent upon the cost of acquisition and/or origination and the amortization of such costs.

Recent Developments

On February 26, 2009, the President introduced a fiscal year 2010 Federal budget proposal calling for the elimination of the FFEL Program and a recommendation that all new student loan originations be funded through the Federal Direct Loan Program. On September 17, 2009, the House of Representatives passed H.R. 3221, the Student Aid and Fiscal Responsibility Act, which would eliminate the FFEL Program and require that, after July 1, 2010, all new federal student loans be made through the Federal Direct Loan Program. The Senate is expected to begin its consideration of similar student loan reform legislation sometime in 2009; however, the debate will likely continue into 2010. In addition to the House-passed legislation, there are several other proposals for changes to the education financing framework that may be considered that would maintain a role for private lenders in the origination of federal student loans. These include a possible extension of ECASLA, which expires on July 1, 2010, and the Student Loan Community Proposal, a proposal endorsed by a cross-section of FFELP service providers (including the Company) as an alternative to the 100% federal direct lending proposal included in SAFRA.

Elimination of the FFEL Program would impact the Company’s operations and profitability by, among other things, reducing the Company’s interest revenues as a result of the inability to add new FFELP loans to the Company’s portfolio and reducing guarantee and third-party FFELP servicing fees as a result of reduced FFELP loan servicing and origination volume. Additionally, the elimination of the FFEL Program could reduce education loan software sales and related consulting fees received from lenders using the Company’s software products and services and certain other products and services included in the Company’s Enrollment Services operating segment. The fair value and/or ability to recover the Company’s goodwill, intangible assets, and other long-lived assets related to these activities could be adversely affected if the FFEL Program is eliminated. However, as discussed previously, in recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service student loans. Beginning in August 2010, the contract will cover the servicing on new loans originated under the Direct Loan Program. If legislation is passed that all new student loan originations be funded through the Direct Loan Program, servicing loans under this contract will partially offset the loss of revenue if the FFEL Program is eliminated.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.

Base net income is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation. The Company’s board of directors utilizes base net income to set performance targets and evaluate management’s performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company’s results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income (loss) to base net income (loss).

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

GAAP net income (loss)	$46,404	8,203	23,785	80,062	(2,335)
Base adjustments:
Derivative market value, foreign currency,
and put option adjustments	(2,826)	34,013	(6,085)	36,067	35,987
Amortization of intangible assets	5,312	5,785	6,598	17,251	19,719
Compensation related to business combinations	—	—	477	159	2,523
Variable rate floor income, net of settlements on derivatives	—	(6,042)	(1,580)	(7,502)	(32,360)
Total base adjustments before income taxes	2,486	33,756	(590)	45,975	25,869
Net tax effect (a)	(859)	(14,147)	218	(16,781)	(7,984)
Total base adjustments	1,627	19,609	(372)	29,194	17,885
Base net income (loss)	48,031	27,812	23,413	109,256	15,550
Discontinued operations, net of tax	—	—	—	—	(981)

Base net income, excluding discontinued operations	$48,031	27,812	23,413	109,256	14,569

Earnings (loss) per share, basic and diluted:
GAAP net income (loss)	$0.93	0.16	0.48	1.60	(0.05)
Adjustment for application of the two-class method
of computing earnings per share (b)	0.01	—	—	0.02	—
Total base adjustments	0.03	0.40	(0.01)	0.59	0.36
Base net income	0.97	0.56	0.47	2.21	0.31
Discontinued operations, net of tax	—	—	—	—	(0.02)

Base net income, excluding discontinued operations	$0.97	0.56	0.47	2.21	0.29

(a)	For 2009, income taxes are applied at 38%. For 2008, income taxes are applied at the consolidated effective tax rate.

(b)
On January 1, 2009, the Company began applying the two-class method of computing earnings per share. Prior period earnings per share data was retroactively adjusted. The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings (loss) per share in the above table represents earnings per share attributable to common stockholders. The adjustment to base net income reflects the earnings (loss) allocated to unvested restricted stockholders.

The following table summarizes the impact to base net income of restructuring and liquidity related charges recognized by the Company.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Base net income, excluding discontinued operations	$48,031	27,812	23,413	109,256	14,569
Adjusted base adjustments:
Restructuring charges	3,340	3,288	(5)	6,628	25,941
Liquidity related charges (a)	—	—	—	—	47,493
Adjusted base adjustments before income taxes	3,340	3,288	(5)	6,628	73,434
Net tax effect (b)	(1,154)	(1,378)	2	(2,419)	(22,757)
Total adjusted base adjustments	2,186	1,910	(3)	4,209	50,677

Base net income, excluding discontinued operations, restructuring
charges (net of tax), and liquidity related charges (net of tax)	$50,217	29,722	23,410	113,465	65,246

Earnings per share, basic and diluted:
Base net income, excluding discontinued operations	$0.97	0.56	0.47	2.21	0.29
Total adjusted base adjustments	0.04	0.04	—	0.09	1.04

Base net income, excluding discontinued operations, restructuring
charges (net of tax), and liquidity related charges (net of tax)	$1.01	0.60	0.47	2.30	1.33

(a)
During March and April 2008, the Company sold $1.3 billion (par value) of federally insured student loans in order to reduce the amount of student loans remaining under the Company’s multi-year committed financing facility for FFELP loans, which reduced the Company’s exposure related to certain equity support provisions included in this facility. The sale of these loans resulted in a loss of $47.5 million.

(b)	For 2009, income taxes are applied at 38%. For 2008, income taxes are applied at the consolidated effective tax rate.

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations. A more detailed discussion of the differences between GAAP and base net income follows.

Derivative market value, foreign currency, and put option adjustments: “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. Changes in fair value of derivative instruments should be recognized currently in earnings unless specific hedge accounting criteria are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps. Management has structured all of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR. Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

In 2008, “base net income” also excluded the change in fair value of put options issued by the Company for certain business acquisitions. The put options were valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of those options were primarily affected by the strike price and term of the underlying option, the Company’s stock price, and the dividend yield and volatility of the Company’s stock. The Company believed those point-in-time estimates of value were subject to fluctuations which made it difficult to evaluate the ongoing results of operations against the Company’s business plans and affected the period-to-period comparability of the results of operations. In 2008, the Company settled all of its obligations related to these put options.

The gains and/or losses included in “Derivative market value, foreign currency, and put option adjustments” on the attached consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets: “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations: The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.

Variable rate floor income, net of settlements on derivatives: Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments. The Company refers to this additional income as variable-rate floor income. The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads. In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Prior to October 1, 2008, variable rate floor income was calculated by the Company on a statutory maximum basis. However, as a result of the disruption in the capital markets beginning in August 2007, the full benefit of variable rate floor income calculated on a statutory maximum basis has not been realized by the Company due to the widening of the spread between short term interest rate indices and the Company’s actual cost of funds. As a result of the ongoing volatility of interest rates, effective October 1, 2008, the Company changed its calculation of variable rate floor income to better reflect the economic benefit received by the Company. The economic benefit received by the Company related to variable rate floor income was $0.1 million for the three months ended September 30, 2008 and $7.5 million and $25.7 million for the nine months ended September 30, 2009 and 2008, respectively. There was no economic benefit received by the Company related to variable rate floor income for the three months ended September 30, 2009. Variable rate floor income calculated on a statutory maximum basis was $0.1 million and $1.6 million for the three months ended September 30, 2009 and 2008, respectively, and $23.9 million and $42.3 million for the nine months ended September 30, 2009 and 2008, respectively. For the three months ended June 30, 2009, the economic benefit received by the Company related to variable rate floor income was $6.0 million, whereas variable rate floor income calculated on a statutory maximum basis for the same period was $13.0 million. Beginning October 1, 2008, the economic benefit received by the Company has been used to determine base net income.

The Company has used derivative instruments to hedge variable rate floor income during certain periods. During the nine months ended September 30, 2008, the Company made payments (settlements) of $10.0 million on such derivatives. These settlements are netted with variable-rate floor income and are excluded from “base net income.”

Discontinued operations: In May 2007, the Company sold EDULINX. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The Company presents “base net income” excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.

Operating Segments

The Company has five operating segments as follows: Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, Enrollment Services, Software and Technical Services, and Asset Generation and Management. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies included in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Intersegment revenues are charged by a segment to another segment that provides the product or service. Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability. As discussed further, management measures the profitability of the Company’s operating segments based on base net income. Accordingly, information regarding the Company’s operating segments is provided based on base net income. The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee Generating Operating Segments

Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment. In recent years, the Company has made several acquisitions that have expanded the Company’s products and services and has diversified its revenue – primarily from fee-based businesses. The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions. These products and services help students and families plan and pay for their education and students plan their careers. The Company’s products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle. The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, reducing legislative and political risk.

Student Loan and Guaranty Servicing

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties and servicing provided to guaranty agencies. The servicing and business process outsourcing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating fee revenue when performed for third-party clients. The guaranty servicing, servicing support, and business process outsourcing activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services to guaranty agencies. The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Origination and servicing of FFELP loans
•	Origination and servicing of non-federally insured student loans
•	Servicing and support outsourcing for guaranty agencies

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service all federally-owned student loans, including FFELP loans purchased by the Department pursuant to ECASLA. Beginning in August 2010, the contract will also cover the servicing on new loans originated under the Direct Loan Program. Servicing volume will initially be allocated by the Department to servicers awarded a contract, however, performance factors such as customer satisfaction levels and default rates will determine volume allocations over time. The contract spans five years with one, five-year renewal option. Servicing loans under this contract will increase revenue earned by this segment. However, operating margins under this contract are expected to be lower than historical levels achieved.

Tuition Payment Processing and Campus Commerce

The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

Enrollment Services

The Enrollment Services segment offers products and services that are focused on helping students plan and prepare for life after high school (content management and publishing and editing services) and helping colleges recruit and retain students (lead generation and recruitment services). Content management products and services include online courses and related services. Publishing and editing services include test preparation study guides and essay and resume editing services. Lead generation products and services include vendor lead management services and admissions lead generation. Recruitment services include pay per click marketing management, email marketing, list marketing services, and admissions consulting.

Software and Technical Services

The Software and Technical Services operating segment provides information technology products and full-service technical consulting, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management solutions.

Asset Generation and Management Operating Segments

The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing the student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment. This includes derivative activity and the related derivative market value and foreign currency adjustments. The Company is also able to leverage its capital market expertise by providing investment advisory services and other related services to third parties through a licensed broker dealer subsidiary. Revenues and expenses for those functions are also included in the Asset Generation and Management segment.

Segment Operating Results

The tables below reflect base net income for each of the Company’s operating segments. Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended September 30, 2009
	Fee-Based
	Student	Tuition							"Base net
	Loan	Payment		Software		Asset	Corporate		income"
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$23	16	—	—	39	144,310	1,191	(342)	—	145,198
Interest expense	—	—	—	—	—	69,914	6,444	(342)	—	76,016
Net interest income (loss)	23	16	—	—	39	74,396	(5,253)	—	—	69,182

Less provision for loan losses	—	—	—	—	—	7,500	—	—	—	7,500
Net interest income (loss) after provision
for loan losses	23	16	—	—	39	66,896	(5,253)	—	—	61,682

Other income (expense):
Loan and guaranty servicing revenue	26,387	—	—	—	26,387	—	(381)	—	—	26,006
Tuition payment processing and campus commerce revenue	—	12,987	—	—	12,987	—	—	—	—	12,987
Enrollment services revenue	—	—	30,670	—	30,670	—	—	—	—	30,670
Software services revenue	966	—	—	3,634	4,600	—	—	—	—	4,600
Other income	137	—	—	—	137	9,959	998	—	—	11,094
Gain (loss) on sale of loans, net	—	—	—	—	—	8,788	—	—	—	8,788
Intersegment revenue	21,525	62	139	3,793	25,519	—	8,355	(33,874)	—	—
Derivative market value, foreign currency,
and put option adjustments	—	—	—	—	—	—	—	—	2,826	2,826
Derivative settlements, net	—	—	—	—	—	4,914	—	—	—	4,914
Total other income (expense)	49,015	13,049	30,809	7,427	100,300	23,661	8,972	(33,874)	2,826	101,885

Operating expenses:
Salaries and benefits	12,468	6,399	5,337	5,756	29,960	1,693	5,919	238	—	37,810
Restructure expense- severance and contract terminination costs	2,646	—	—	292	2,938	—	402	(3,340)	—	—
Impairment expense	—	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	20,323	—	20,323	—	—	—	—	20,323
Other expenses	7,613	2,265	3,266	776	13,920	4,801	8,567	1,929	5,312	34,529
Intersegment expenses	9,398	670	550	786	11,404	20,764	533	(32,701)	—	—
Total operating expenses	32,125	9,334	29,476	7,610	78,545	27,258	15,421	(33,874)	5,312	92,662

Income (loss) before income taxes	16,913	3,731	1,333	(183)	21,794	63,299	(11,702)	—	(2,486)	70,905
Income tax (expense) benefit (a)	(6,427)	(1,418)	(507)	70	(8,282)	(24,054)	6,976	—	859	(24,501)
Net income (loss) from continuing operations	10,486	2,313	826	(113)	13,512	39,245	(4,726)	—	(1,627)	46,404
Income from discontinued operations , net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$10,486	2,313	826	(113)	13,512	39,245	(4,726)	—	(1,627)	46,404

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

Three months ended September 30, 2009:
Before Tax Operating Margin	34.5%	28.6%	4.3%	(2.5%)	21.7%	69.9%

Before Tax Operating Margin -
excluding net interest income for
fee generating businesses and
restructure expense	39.9%	28.5%	4.3%	1.5%	24.6%	69.9%

Three months ended June 30, 2009:
Before Tax Operating Margin	28.8%	21.0%	5.2%	14.9%	19.9%	55.3%

Before Tax Operating Margin -
excluding net interest income for
fee generating businesses and
restructure expense	33.7%	20.9%	5.2%	19.5%	22.8%	55.3%

Three months ended September 30, 2008:
Before Tax Operating Margin	26.3%	29.7%	7.1%	5.9%	19.7%	59.8%

Before Tax Operating Margin -
excluding net interest income for
fee generating businesses	25.9%	27.4%	7.1%	5.9%	19.1%	59.8%

	Three months ended June 30, 2009
	Fee-Based
	Student	Tuition							"Base net
	Loan	Payment		Software		Asset	Corporate		income"
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$13	11	—	—	24	156,233	1,312	(422)	6,042	163,189
Interest expense	—	—	—	—	—	98,338	8,166	(422)	—	106,082
Net interest income (loss)	13	11	—	—	24	57,895	(6,854)	—	6,042	57,107

Less provision for loan losses	—	—	—	—	—	8,000	—	—	—	8,000
Net interest income (loss) after provision
for loan losses	13	11	—	—	24	49,895	(6,854)	—	6,042	49,107

Other income (expense):
Loan and guaranty servicing revenue	29,184	—	—	—	29,184	—	(381)	—	—	28,803
Tuition payment processing and campus commerce revenue	—	11,848	—	—	11,848	—	—	—	—	11,848
Enrollment services revenue	—	—	28,747	—	28,747	—	—	—	—	28,747
Software services revenue	925	—	—	5,194	6,119	—	—	—	—	6,119
Other income	249	—	—	—	249	4,241	7,037	—	—	11,527
Gain (loss) on sale of loans, net	—	—	—	—	—	(196)	—	—	—	(196)
Intersegment revenue	20,888	53	277	3,896	25,114	—	8,463	(33,577)	—	—
Derivative market value, foreign currency,
and put option adjustments	—	—	—	—	—	—	—	—	(34,013)	(34,013)
Derivative settlements, net	—	—	—	—	—	9,535	—	—	—	9,535
Total other income (expense)	51,246	11,901	29,024	9,090	101,261	13,580	15,119	(33,577)	(34,013)	62,370

Operating expenses:
Salaries and benefits	13,355	6,402	5,863	5,715	31,335	1,735	6,234	876	—	40,180
Restructure expense- severance and contract
terminination costs	2,513	—	—	422	2,935	—	353	(3,288)	—	—
Impairment expense	—	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	18,092	—	18,092	—	—	—	—	18,092
Other expenses	11,140	2,339	3,041	838	17,358	5,875	8,259	1,807	5,785	39,084
Intersegment expenses	9,484	669	508	764	11,425	20,732	815	(32,972)	—	—
Total operating expenses	36,492	9,410	27,504	7,739	81,145	28,342	15,661	(33,577)	5,785	97,356

Income (loss) before income taxes	14,767	2,502	1,520	1,351	20,140	35,133	(7,396)	—	(33,756)	14,121
Income tax (expense) benefit (a)	(5,612)	(951)	(577)	(514)	(7,654)	(13,351)	940	—	14,147	(5,918)
Net income (loss) from continuing operations	9,155	1,551	943	837	12,486	21,782	(6,456)	—	(19,609)	8,203
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$9,155	1,551	943	837	12,486	21,782	(6,456)	—	(19,609)	8,203

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

	Three months ended September 30, 2008
	Fee-Based
	Student	Tuition							"Base net
	Loan	Payment		Software		Asset	Corporate		income"
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$304	396	6	—	706	290,039	2,010	(749)	1,580	293,586
Interest expense	—	—	1	—	1	224,272	10,492	(749)	—	234,016
Net interest income (loss)	304	396	5	—	705	65,767	(8,482)	—	1,580	59,570

Less provision for loan losses	—	—	—	—	—	7,000	—	—	—	7,000
Net interest income (loss) after provision
for loan losses	304	396	5	—	705	58,767	(8,482)	—	1,580	52,570

Other income (expense):
Loan and guaranty servicing revenue	29,827	—	—	—	29,827	(136)	—	—	—	29,691
Tuition payment processing and campus commerce revenue	—	11,863	—	—	11,863	—	—	—	—	11,863
Enrollment services revenue	—	—	29,858	—	29,858	—	—	—	—	29,858
Software services revenue	942	—	—	4,217	5,159	—	—	—	—	5,159
Other income	6	—	—	—	6	4,079	1,323	—	—	5,408
Intercompany revenue	18,402	58	2	1,660	20,122	—	15,671	(35,793)	—	—
Derivative market value, foreign currency,
and put option adjustments	—	—	—	—	—	—	—	—	6,085	6,085
Derivative settlements, net	—	—	—	—	—	789	—	—	—	789
Total other income (expense)	49,177	11,921	29,860	5,877	96,835	4,732	16,994	(35,793)	6,085	88,853

Operating expenses:
Salaries and benefits	13,876	6,236	5,805	4,138	30,055	1,980	14,179	(1,952)	477	44,739
Restructure expense - severance and contract
termination costs	—	—	—	—	—	—	—	—	—	—
Impairment expense	—	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	17,904	—	17,904	—	—	—	—	17,904
Other expenses	10,632	2,132	2,512	568	15,844	5,354	13,477	(247)	6,598	41,026
Intersegment expenses	11,940	288	1,509	826	14,563	18,200	831	(33,594)	—	—
Total operating expenses	36,448	8,656	27,730	5,532	78,366	25,534	28,487	(35,793)	7,075	103,669

Income (loss) before income taxes	13,033	3,661	2,135	345	19,174	37,965	(19,975)	—	590	37,754
Income tax (expense) benefit (a)	(4,823)	(1,354)	(790)	(128)	(7,095)	(14,047)	7,391	—	(218)	(13,969)
Net income (loss) from continuing operations	8,210	2,307	1,345	217	12,079	23,918	(12,584)	—	372	23,785
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$8,210	2,307	1,345	217	12,079	23,918	(12,584)	—	372	23,785

(a) Income taxes are applied based on the consolidated effective tax rate to income (loss) before income taxes.

	Nine months ended September 30, 2009
	Fee-Based
	Student	Tuition							"Base net
	Loan	Payment		Software		Asset	Corporate		income"
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$102	57	—	—	159	473,130	3,930	(1,324)	7,502	483,397
Interest expense	—	—	—	—	—	306,846	23,078	(1,324)	—	328,600
Net interest income (loss)	102	57	—	—	159	166,284	(19,148)	—	7,502	154,797

Less provision for loan losses	—	—	—	—	—	23,000	—	—	—	23,000
Net interest income (loss) after provision
for loan losses	102	57	—	—	159	143,284	(19,148)	—	7,502	131,797

Other income (expense):
Loan and guaranty servicing revenue	82,424	—	—	—	82,424	—	(1,144)	—	—	81,280
Tuition payment processing and campus commerce revenue	—	40,373	—	—	40,373	—	—	—	—	40,373
Enrollment services revenue	—	—	88,188	—	88,188	—	—	—	—	88,188
Software services revenue	2,766	—	—	13,658	16,424	—	—	—	—	16,424
Other income	498	—	—	—	498	18,851	20,134	—	—	39,483
Gain (loss) on sale of loans, net	—	—	—	—	—	8,386	—	—	—	8,386
Intersegment revenue	62,291	172	416	10,813	73,692	—	25,739	(99,431)	—	—
Derivative market value, foreign currency,
and put option adjustments	—	—	—	—	—	—	—	—	(36,067)	(36,067)
Derivative settlements, net	—	—	—	—	—	38,807	—	—	—	38,807
Total other income (expense)	147,979	40,545	88,604	24,471	301,599	66,044	44,729	(99,431)	(36,067)	276,874

Operating expenses:
Salaries and benefits	40,527	19,346	17,295	16,656	93,824	5,203	18,420	(1,390)	159	116,216
Restructure expense- severance and contract
termination costs	5,159	—	—	714	5,873	—	755	(6,628)	—	—
Impairment expense	—	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	56,208	—	56,208	—	—	—	—	56,208
Other expenses	27,350	7,012	9,602	2,292	46,256	15,635	27,287	3,736	17,251	110,165
Intersegment expenses	28,352	1,962	1,604	2,195	34,113	59,372	1,664	(95,149)	—	—
Total operating expenses	101,388	28,320	84,709	21,857	236,274	80,210	48,126	(99,431)	17,410	282,589

Income (loss) before income taxes	46,693	12,282	3,895	2,614	65,484	129,118	(22,545)	—	(45,975)	126,082
Income tax (expense) benefit (a)	(17,744)	(4,667)	(1,480)	(994)	(24,885)	(49,066)	11,150	—	16,781	(46,020)
Net income (loss) from continuing operations	28,949	7,615	2,415	1,620	40,599	80,052	(11,395)	—	(29,194)	80,062
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$28,949	7,615	2,415	1,620	40,599	80,052	(11,395)	—	(29,194)	80,062

(a) Income taxes are applied based on 38% if income (loss) before taxes for the individual operating segments.

Nine months ended September 30, 2009:
Before Tax Operating Margin	31.5%	30.2%	4.4%	10.7%	21.7%	61.7%

Before Tax Operating Margin -
excluding net interest income for fee generating
businesses and restructure expense	35.0%	30.2%	4.4%	13.6%	23.6%	61.7%

Nine months ended September 30, 2008:
Before Tax Operating Margin	22.5%	33.0%	4.1%	13.6%	17.8%	32.6%

Before Tax Operating Margin -
excluding net interest income for fee generating
businesses, restructure expense, impairment expense,
and the loss on sale of loans in the first quarter
of 2008	26.1%	30.3%	4.4%	16.0%	19.4%	56.3%

	Nine months ended September 30, 2008
	Fee-Based
	Student	Tuition							"Base net
	Loan	Payment		Software		Asset	Corporate		income"
	and	Processing		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$1,160	1,471	16	—	2,647	892,690	4,781	(1,389)	42,325	941,054
Interest expense	—	—	3	—	3	762,689	30,318	(1,389)	—	791,621
Net interest income (loss)	1,160	1,471	13	—	2,644	130,001	(25,537)	—	42,325	149,433

Less provision for loan losses	—	—	—	—	—	18,000	—	—	—	18,000
Net interest income (loss) after provision
for loan losses	1,160	1,471	13	—	2,644	112,001	(25,537)	—	42,325	131,433

Other income (expense):
Loan and guaranty servicing revenue	78,147	—	—	—	78,147	26	—	—	—	78,173
Tuition payment processing and campus commerce revenue	—	35,980	—	—	35,980	—	—	—	—	35,980
Enrollment services revenue	—	—	83,148	—	83,148	—	—	—	—	83,148
Software services revenue	3,477	—	37	15,828	19,342	—	—	—	—	19,342
Other income	44	—	—	—	44	13,787	3,956	—	—	17,787
Gain (loss) on sale of loans, net	—	—	—	—	—	(47,426)	—	—	—	(47,426)
Intersegment revenue	57,008	242	2	4,993	62,245	—	46,843	(109,088)	—	—
Derivative market value, foreign currency,
and put option adjustments	—	—	—	—	—	466	—	—	(35,987)	(35,521)
Derivative settlements, net	—	—	—	—	—	55,954	—	—	(9,965)	45,989
Total other income (expense)	138,676	36,222	83,187	20,821	278,906	22,807	50,799	(109,088)	(45,952)	197,472

Operating expenses:
Salaries and benefits	40,365	17,450	18,701	14,031	90,547	6,157	41,581	1,323	2,523	142,131
Restructure expense- severence and contract
terminination costs	747	—	282	487	1,516	1,845	3,746	(7,107)	—	—
Impairment expense	5,074	—	—	—	5,074	9,351	4,409	—	—	18,834
Cost to provide enrollment services	—	—	48,062	—	48,062	—	—	—	—	48,062
Other expenses	27,130	6,743	7,801	1,901	43,575	15,793	42,263	51	19,719	121,401
Intersegment expenses	35,040	1,045	4,936	1,562	42,583	57,754	3,018	(103,355)	—	—
Total operating expenses	108,356	25,238	79,782	17,981	231,357	90,900	95,017	(109,088)	22,242	330,428

Income (loss) before income taxes	31,480	12,455	3,418	2,840	50,193	43,908	(69,755)	—	(25,869)	(1,523)
Income tax (expense) benefit (a)	(10,542)	(4,081)	(1,187)	(902)	(16,712)	(15,889)	22,824	—	7,984	(1,793)
Net income (loss) from continuing operations	20,938	8,374	2,231	1,938	33,481	28,019	(46,931)	—	(17,885)	(3,316)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	981	981
Net income (loss)	$20,938	8,374	2,231	1,938	33,481	28,019	(46,931)	—	(16,904)	(2,335)

(a) Income taxes are applied based on the consolidated effective tax rate to income (loss) before income taxes.

Corporate Activity and Overhead in the previous tables primarily includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments
•	Certain corporate activities and unallocated overhead functions related to executive management, human resources, accounting and finance, legal, marketing, and corporate technology support

The adjustments required to reconcile from the Company’s base net income measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, discontinued operations, and certain other items that management does not consider in evaluating the Company’s operating results. See “Non-GAAP Performance Measures.” The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Software	Asset	Corporate
	and	Processing		and	Generation	Activity
	Guaranty	and Campus	Enrollment	Technical	and	and
	Servicing	Commerce	Services	Services	Management	Overhead	Total

	Three months ended September 30, 2009

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	(2,826)	—	(2,826)
Amortization of intangible assets	1,078	1,842	2,251	141	—	—	5,312
Compensation related to business combinations	—	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(700)	(855)	(54)	1,074	86	(859)

Total adjustments to GAAP	$668	1,142	1,396	87	(1,752)	86	1,627

	Three months ended June 30, 2009

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	35,445	(1,432)	34,013
Amortization of intangible assets	1,079	1,869	2,701	136	—	—	5,785
Compensation related to business combinations	—	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(6,042)	—	(6,042)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(710)	(1,027)	(52)	(11,173)	(775)	(14,147)

Total adjustments to GAAP	$669	1,159	1,674	84	18,230	(2,207)	19,609

	Three months ended September 30, 2008

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	(9,030)	2,945	(6,085)
Amortization of intangible assets	1,165	1,889	3,258	286	—	—	6,598
Compensation related to business combinations	—	—	—	—	—	477	477
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(1,580)	—	(1,580)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(432)	(699)	(1,205)	(106)	3,926	(1,266)	218

Total adjustments to GAAP	$733	1,190	2,053	180	(6,684)	2,156	(372)

(a)
For 2009, income taxes are based on 38% of income (loss) before income taxes for the individual operating segments. For 2008, income taxes are applied to the individual operating segments using the Company’s consolidated effective tax rate for each applicable period.

	Student	Tuition
	Loan	Payment		Software	Asset	Corporate
	and	Processing		and	Generation	Activity
	Guaranty	and Campus	Enrollment	Technical	and	and
	Servicing	Commerce	Services	Services	Management	Overhead	Total

	Nine months ended September 30, 2009

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	37,499	(1,432)	36,067
Amortization of intangible assets	3,236	5,598	7,994	423	—	—	17,251
Compensation related to business combinations	—	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(7,502)	—	(7,502)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(1,230)	(2,127)	(3,037)	(161)	(11,399)	1,173	(16,781)

Total adjustments to GAAP	$2,006	3,471	4,957	262	18,598	(100)	29,194

	Nine months ended September 30, 2008

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	32,504	3,483	35,987
Amortization of intangible assets	3,586	5,937	9,193	858	145	—	19,719
Compensation related to business combinations	—	—	—	—	—	2,523	2,523
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(32,360)	—	(32,360)
Loss from discontinued operations, net of tax	(981)	—	—	—	—	—	(981)
Net tax effect (a)	(1,182)	(1,954)	(3,045)	(284)	548	(2,067)	(7,984)

Total adjustments to GAAP	$1,423	3,983	6,148	574	837	3,939	16,904

(a)
For 2009, income taxes are based on 38% of income (loss) before income taxes for the individual operating segments. For 2008, income taxes are applied to the individual operating segments using the Company’s consolidated effective tax rate for each applicable period.

Other Income

The following table summarizes the components of “other income” included in the attached condensed consolidated statements of operations.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Gains on debt repurchases	$5,248	5,862	—	19,185	—
Borrower late fee income	2,859	2,758	2,748	8,648	8,907
Gain on sale of equity method investment	—	—	—	3,500	—
Other	2,987	2,907	2,660	8,150	8,880
Other income	$11,094	11,527	5,408	39,483	17,787

Derivative Market Value, Foreign Currency, and Put Option Adjustments

The following table summarizes the components of “derivate market value, foreign currency, and put option adjustments” included in the attached condensed consolidated statements of operations.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Change in fair value of derivatives	$42,182	29,852	(119,861)	19,912	(72,399)
Foreign currency transaction adjustment	(39,356)	(63,865)	128,891	(55,979)	40,361
Change in fair value of put options
issued in business acquisitions	—	—	(2,945)	—	(3,483)

Derivative market value, foreign currency,
and put option adjustments	$2,826	(34,013)	6,085	(36,067)	(35,521)

Student Loans Receivable

Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company’s loan portfolio:

	As of September 30, 2009
			Originated	Originated between	2008-2009 Academic	2009-2010
			prior to	10/1/07	year loans -	Academic
	Total		10/1/07	and 6/3/08 (a)	held for sale (b)	year loans (b)
Federally insured:
Stafford	$8,321,669	32.8%	$6,140,869	452,558	1,445,080	283,162
PLUS/SLS	615,513	2.4%	369,335	47,585	162,089	36,504
Consolidation	15,965,190	62.9%	15,778,158	187,032	—	—

Total federally insured	24,902,372	98.1%	$22,288,362	687,175	1,607,169	319,666
	100.0%		89.4%	2.8%	6.5%	1.3%

Non-federally insured	167,114	0.7%

Total student loans receivable (gross)	25,069,486	98.7%

Unamortized premiums and deferred
origination costs - held for investment	352,066	1.4%
Unamortized premiums and deferred
origination costs - held for sale	20,625	0.1%
Allowance for loan losses:
Federally insured	(29,015)	(0.1%)
Non-federally insured	(21,105)	(0.1%)

Total student loans receivable (net)	$25,392,057	100.0%

	As of December 31, 2008
				Originated
			Originated	between	2008-2009
			prior to	10/1/07	Academic
	Total		10/1/07	and 6/3/08 (a)	year loans
Federally insured:
Stafford	$7,602,568	29.9%	$6,641,817	390,658	570,093
PLUS/SLS	527,670	2.1%	412,142	48,346	67,182
Consolidation	16,657,703	65.5%	16,614,950	42,753	—

Total federally insured	24,787,941	97.5%	$23,668,909	481,757	637,275
	100.0%		95.5%	1.9%	2.6%

Non-federally insured	273,108	1.1%

Total student loans receivable (gross)	25,061,049	98.6%

Unamortized premiums and deferred
origination costs	402,881	1.6%
Allowance for loan losses:
Federally insured	(25,577)	(0.1%)
Non-federally insured	(25,345)	(0.1%)

Total student loans receivable (net)	$25,413,008	100.0%

	As of September 30, 2008
			Originated	Originated
			prior to	10/1/2007
	Total		10/1/07	and after (a)
Federally insured:
Stafford	$7,469,311	28.3%	$6,780,214	689,097
PLUS/SLS	513,103	1.9%	428,037	85,066
Consolidation	17,743,479	67.3%	17,427,448	316,031

Total federally insured	25,725,893	97.5%	$24,635,699	1,090,194
	100.0%		95.8%	4.2%

Non-federally insured	275,520	1.0%

Total student loans receivable (gross)	26,001,413	98.6%

Unamortized premiums and deferred
origination costs	423,926	1.6%
Allowance for loan losses:
Federally insured	(24,366)	(0.1%)
Non-federally insured	(24,704)	(0.1%)

Total student loans receivable (net)	$26,376,269	100.0%

(a)	Federally insured student loans originated on or after October 1, 2007 earn a reduced annual yield as a result of the enactment of the College Cost Reduction and Access Act of 2007 in September 2007.

(b)
2008-2009 and 2009-2010 academic year loans are eligible to be participated and sold to the Department under the Department’s Participation and Purchase Programs. As of September 30, 2009, the 2008-2009 academic year loans are classified as held for sale as they were sold to the Department under the Department’s Purchase Program in October 2009. As of September 30, 2009, the 2009-2010 academic year loans are classified as loans held for investment in the Company’s consolidated balance sheet.

Origination and Acquisition

The Company originates and acquires loans through various methods and channels including: (i) direct-to-consumer channel (in which the Company originates student loans directly with student and parent borrowers), (ii) campus based origination channels, and (iii) spot purchases.

The Company will originate or acquire loans through its campus based channel either directly under one of its brand names or through other originating lenders. In addition to its brands, the Company acquires student loans from lenders to whom the Company provides marketing and/or origination services established through various contracts. Branding partners are lenders for which the Company acts as a marketing agent in specified geographic areas. A forward flow lender is one for whom the Company provides origination services but provides no marketing services or whom simply agrees to sell loans to the Company under forward sale commitments. The following table sets forth the activity of loans originated or acquired through each of the Company’s channels:

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Beginning balance	$25,299,539	25,274,173	25,612,126	25,061,049	26,329,213
Direct channel:
Consolidation loan originations	—	—	44	—	69,073
Less consolidation of existing portfolio	—	—	(27)	—	(28,474)
Net consolidation loan originations	—	—	17	—	40,599
Stafford/PLUS loan originations	496,720	256,844	416,721	1,295,156	952,050
Branding partner channel	70,217	183,258	334,685	665,788	935,992
Forward flow channel	75,260	51,044	114,488	126,304	517,548
Other channels	19,257	6,565	—	39,627	55,922

Total channel acquisitions	661,454	497,711	865,911	2,126,875	2,502,111

Repayments, claims, capitalized interest, participations, and other	(261,922)	(385,041)	(369,940)	(1,198,890)	(1,255,183)
Consolidation loans lost to external parties	(149,984)	(67,071)	(106,684)	(322,573)	(282,951)
Loans sold	(479,601)	(20,233)	—	(596,975)	(1,291,777)
Ending balance	$25,069,486	25,299,539	26,001,413	25,069,486	26,001,413

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
Variable student loan yield	2.64%	2.94%	5.23%	2.95%	5.54%
Consolidation rebate fees	(0.68)	(0.70)	(0.72)	(0.70)	(0.74)
Premium and deferred origination costs amortization	(0.31)	(0.27)	(0.33)	(0.29)	(0.35)
Variable student loan net yield	1.65	1.97	4.18	1.96	4.45
Student loan cost of funds - interest expense	(1.07)	(1.52)	(3.30)	(1.58)	(3.73)
Student loan cost of funds - derivative settlements	0.08	0.15	0.06	0.20	0.25
Variable student loan spread	0.66	0.60	0.94	0.58	0.97
Variable-rate floor income, net of
settlements on derivatives (a)	—	(0.10)	—	(0.04)	(0.08)
Fixed rate floor income, net of
settlements on derivatives	0.61	0.59	0.10	0.56	0.13

Core student loan spread	1.27%	1.09%	1.04%	1.10%	1.02%

Average balance of student loans (in thousands)	$25,056,836	25,123,382	26,035,006	25,148,707	26,220,486
Average balance of debt outstanding (in thousands)	25,677,213	15,683,991	26,769,955	25,704,825	27,120,342

(a)
As a result of the ongoing volatility of interest rates, effective October 1, 2008, the Company changed its calculation of variable rate floor income to better reflect the economic benefit received by the Company. The economic benefit received by the Company related to variable rate floor income was $0.1 million for the three months ended September 30, 2008 and $7.5 million and $25.7 million for the nine months ended September 30, 2009 and 2008, respectively. There was no economic benefit received by the Company related to variable rate floor income for the three months ended September 30, 2009. Variable rate floor income calculated on a statutory maximum basis was $0.1 million and $1.6 million for the three months ended September 30, 2009 and 2008, respectively, and $23.9 million and $42.3 million for the nine months ended September 30, 2009 and 2008, respectively. For the three months ended June 30, 2009, the economic benefit received by the Company related to variable rate floor income was $6.0 million, whereas variable rate floor income calculated on a statutory maximum basis for the same period was $13.0 million. Beginning October 1, 2008, the economic benefit received by the Company has been used to determine base net income. For the student loan spread analysis shown above, variable-rate floor income for prior periods was changed to reflect the economic benefit to conform to the current period presentation.